UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

NUVALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40671	81-5112298
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nuvalent, Inc.

One Broadway, 14th Floor, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

(857) 357-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On December 9, 2025, Matthew Shair, Ph.D., a member of the board of directors (the “Board”) of Nuvalent, Inc. (the “Company”), notified the Company of his decision to resign from the Board and from all committees of the Board on which he serves, effective immediately. Dr. Shair’s decision to resign was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Election of New Director

On December 10, 2025, in accordance with the recommendation of the Nominating and Corporate Governance Committee (“NCG Committee”) of the Board, the Board elected Ron Squarer as a member of the Board, effective immediately.

Mr. Squarer was elected to serve as a Class II director of the Board, until the Company’s 2026 annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. The Board has determined that Mr. Squarer is an “independent” director under the rules of Nasdaq.

Mr. Squarer will receive compensation for his service as a non-employee director in accordance with the Company’s non-employee director compensation policy, including an initial, one-time (i) stock option grant to purchase shares of the Company’s Class A common stock, at an exercise price equal to the closing price of the Company’s Class A common stock on the date of grant, which option shall vest in equal monthly installments over three years from the date of grant (the “Option Award”), and (ii) restricted stock unit grant settleable in shares of the Company’s Class A common stock, which restricted stock unit will vest in equal annual installments over three years from the date of grant (the “RSU Award” and together with the Option Award the “Initial Award”), with vesting in each case subject to Mr. Squarer’s continued service. The Initial Award will have an aggregate fair value as of the date of grant equal to $600,000, determined in accordance with Accounting Standards Codification Topic 718, but excluding the impact of estimated forfeitures related to service-based vesting conditions. The value of each of the Option Award and the RSU Award will be equal as nearly as practicable to fifty percent (50%) of the aggregate value of the Initial Award, provided that in no event will the Option Award be for more than 14,850 shares or the RSU Award be for more than 7,425 shares. Mr. Squarer will also be entitled to receive annual cash retainers for his service as a director, plus additional cash compensation if appointed to a Board committee, and annual equity grants in accordance with the Company’s non-employee director compensation policy. The Company’s non-employee director compensation policy was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the U.S. Securities and Exchange Commission on May 9, 2024.

There are no arrangements or understandings between Mr. Squarer and any other persons pursuant to which he was elected as a director. Mr. Squarer does not have any family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Squarer and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Squarer will enter into the Company’s standard form of director indemnification agreement. The form of the director indemnification agreement was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission on July 7, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvalent, Inc.

Date: December 10, 2025	By:	/s/ Deborah A. Miller
Deborah A. Miller, Ph.D.
Chief Legal Officer and Secretary